Exhibit 99.1

Contacts:

Media: Sasha Bigda, +1 312 244-7493 or sasha.bigda@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2016 Financial Results

CHICAGO, Feb. 21, 2017—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2016 financial results. Net income in the fourth quarter was $70.3 million, or $1.63 per diluted share, compared with $37.3 million, or 85 cents per diluted share, in the fourth quarter of 2015. For the year ended Dec. 31, 2016, net income was $161.0 million, or $3.72 per diluted share, compared with $132.6 million, or $3.00 per diluted share, in 2015. Net income for the fourth quarter and full year in 2016 includes a holding gain of $37.1 million, or 86 cents per share, in connection with Morningstar’s December 2016 acquisition of the remaining ownership interest in PitchBook Data, Inc. The holding gain reflects the higher price paid to acquire the remaining ownership interest versus the prices Morningstar previously paid for its minority ownership.

Key Operating Metrics

•                  Revenue for the quarter was $212.2 million, an increase of 5.3% compared with the same period in 2015. For the year, revenue was $798.6 million, an increase of 1.2% compared with $788.8 million in 2015. Organic revenue, which excludes acquisitions, divestitures, and the effect of foreign currency translations, rose 4.6%, or $9.3 million, in the fourth quarter, and 1.7%, or $13.8 million, for the year.

•                  Fourth-quarter operating income was $49.9 million, a decrease of 0.5% compared with the fourth quarter of 2015. Fourth-quarter operating margin was 23.5%, compared with 24.9% in the fourth quarter of 2015. For the year, operating income was $180.8 million, a decrease of 5.2% compared with $190.6 million in 2015. Full-year operating margin was 22.6%, compared with 24.2% in 2015.

•                  Free cash flow for the quarter was $55.2 million, reflecting cash provided by operating activities of $70.5 million and capital expenditures of $15.3 million, an increase of $19.7 million in free cash flow compared with the same period in 2015. For the year, free cash flow was $150.9 million, reflecting cash provided by operating activities of $213.7 million and capital expenditures of $62.8 million, a decrease of $33.3 million in free cash flow compared with 2015.

Joe Mansueto, Morningstar founder and executive chairman, said, “While our 2016 revenue growth rate was lower than historical norms, we started to see some more positive signs toward the end of the year. Organic revenue was up 4.6% for the fourth quarter, led by strong growth in revenue from asset-based fees and a rebound in structured credit issuance. The investments we continued making in our workforce during 2016 should put us in a strong position to accelerate innovation, focus on execution, and drive long-term results for our shareholders.”

Kunal Kapoor, chief executive officer, added, “We’re concentrating on supporting our clients as they go through a period of significant change with a growing trend toward protecting investors’ interests and reducing costs. We view the change happening in our industry as an opportunity to innovate, grow, and help meet investors’ evolving needs. I’m particularly excited about our growth prospects in areas such as managed retirement accounts, Morningstar Direct, PitchBook, and Morningstar Managed Portfolios, as well as our core data and research capabilities.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2016:

Accomplishments:

•                  Despite some uncertainty related to the future of the U.S. Department of Labor’s fiduciary rule, which was previously scheduled to go into effect in April 2017, we believe recent shifts such as a greater emphasis on serving investors’ interests and lowering fees are fundamental changes that are here to stay. We introduced several new product offerings and bundled solutions to help financial advisors determine, demonstrate, and document that their advice is in the best interest of the investor. We believe Morningstar is well-positioned to help our clients adapt to this new landscape and have had many positive discussions with financial advisors and asset managers about the solutions we can provide. In particular, we’ve increased our manager research coverage in response to growing demand for information that helps financial advisors show investors the thought process behind their investment recommendations.

•                  We added coverage of private capital markets—an area of growing investor interest—with our acquisition of PitchBook, which delivers data, research, and technology covering the breadth of the private capital markets, including venture capital, private equity, and mergers and acquisitions.

•                  To help investors evaluate funds based on environmental, social, and governance (ESG) factors, we introduced the Morningstar Sustainability Rating™ for Funds, which helps investors evaluate mutual funds and exchange-traded funds based on how well the companies held in their funds are managing their ESG risks and opportunities. We now provide ratings and related ESG metrics for approximately 35,000 funds globally. In addition, we purchased InvestSoft Technology, which helps investors analyze fixed-income securities and portfolios. We plan to incorporate InvestSoft’s analytics in our software and data offerings during 2017, which will help us meet client requests for more robust fixed-income capabilities.

•                  Our Morningstar Managed Portfolios and Workplace Solutions product lines both had asset growth of more than 15% year over year, reflecting both new client additions and higher net inflows from existing clients.

Challenges:

•                  Overall, transaction-based revenue was down about 24% year over year. While new-issue volume for commercial mortgage-backed securities (CMBS) picked up during the fourth quarter of 2016, it was down about 25% for the full year, which had a negative effect on revenue for Morningstar Credit Ratings. Internet advertising sales also showed continued weakness as many advertisers have been shifting to programmatic buying platforms that target users based on key words instead of specific sites.

•                  Political and regulatory uncertainty has made some of our clients more cautious, resulting in longer-than-usual sales cycles for some products and lower revenue growth for some of our license-based products.

•                  Some legacy product lines within Morningstar Investment Management (institutional asset management, asset allocation, and manager selection) declined year over year, partly reflecting a strategic shift away from more customized investment advisory work in favor of Morningstar-branded, scalable investment management offerings that are built around a core set of select lists and investment strategies leveraging our proprietary research.

Update on Key Investment Areas

•                  Total assets under management and advisement for Workplace Solutions rose 16.4% during the year to $104.4 billion.

•                  Licenses for Morningstar Direct rose 9.3% to 12,492 as of Dec. 31, 2016, compared with 11,428 as of Dec. 31, 2015.

•                  Assets under management and advisement for Morningstar Managed Portfolios totaled $29.8 billion as of the end of the year, compared with $25.8 billion in 2015. More than 10,000 financial advisors globally now use Morningstar Managed Portfolios.

•                  Morningstar Credit Ratings completed 27 CMBS new-issue ratings in 2016, compared with 56 in 2015, reflecting both lower industry-wide issuance and negative market share trends. Separately, the Securities and Exchange Commission authorized an expansion of the registration for Morningstar Credit Ratings to rate corporate issuers and financial institutions as a nationally recognized statistical rating organization (NRSRO). This development will help Morningstar bring its investor-focused approach to a much broader portion of the U.S. fixed-income markets.

•                  The company introduced a family of Global Sustainability Indexes that incorporate ESG factors into the investment process. The indexes serve as benchmarks for active managers and as portfolio building blocks for creating passively managed investment products. Morningstar also launched the Morningstar Open Indexes Project, which provides open-source access to Morningstar’s global equity indexes to the industry for benchmarking at no cost. The Open Indexes Project has the potential to change the index landscape and, in the long term, contribute to lower costs for institutional and individual investors.

Balance Sheet and Capital Allocation

•                  As of Dec. 31, 2016, the company had cash, cash equivalents, and investments totaling $304.0 million and $250.0 million of long-term debt, compared with cash, cash equivalents, and investments of $248.6 million and $35.0 million of short-term debt as of Dec. 31, 2015. Debt increased mainly because the company expanded its existing revolving credit facility to fund the PitchBook acquisition in December 2016.

•                  Morningstar expects to make annual bonus payments of approximately $38.0 million in the first quarter of 2017, compared with $50.0 million in the first quarter of 2016.

•                  In the fourth quarter of 2016, the company repurchased approximately 147,000 shares of common stock for $10.7 million. For the full year, the company repurchased approximately 645,000 shares of common stock for $49.5 million. As of Dec. 31, 2016, the company had

$327.1 million remaining under the current authorization for future repurchases and 42.9 million shares of common stock outstanding.

•                  The company paid $37.9 million in dividends in 2016.

Comparability of Year-Over-Year Results

Certain items affected the comparability of fourth-quarter and full-year 2016 results versus the same periods in 2015.

•                  As mentioned above, net income for 2016 includes a holding gain of $37.1 million, or 86 cents per share, in connection with Morningstar’s December 2016 acquisition of the remaining ownership interest in PitchBook.

•                  Fourth-quarter results included $4.5 million in revenue and approximately $8.6 million of incremental operating expense from acquisitions. These totals include the results of PitchBook, which contributed $4.1 million of revenue and approximately $7.5 million of incremental operating expense (including about $1.1 million of acquisition-related expense incurred by Morningstar) during the one-month period that PitchBook was included in Morningstar’s consolidated results for 2016.

•                  For the full year, acquired companies (primarily PitchBook) contributed revenue of $5.5 million and incremental operating expense of $11.2 million.

•                  Foreign currency translations increased operating income by $1.2 million during the fourth quarter, reducing revenue by $3.2 million and operating expense by $4.4 million. For the year, foreign currency translations increased operating income by $2.0 million, reducing revenue by $9.5 million and operating expense by $11.5 million.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com.

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $200 billion in assets under advisement and management as of Dec. 31, 2016. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; liability related to our storage of personal information related to individuals as well as portfolio and account-level information; liability relating to the acquisition or redistribution of data or information we acquire or errors included therein; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; failing to achieve the anticipated results with our acquisition of PitchBook or other acquisitions or minority investments; downturns in the financial sector, global financial markets, and global economy; the effect of market volatility on revenue from asset-based fees; the effect of changes in industry-wide issuance volume for commercial mortgage-backed securities; a prolonged outage of our database, technology-based products and services, or network facilities; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and trends in the mutual fund industry, including the increasing popularity of passively managed investment vehicles. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar’s management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

For more information about these non-GAAP measures, please see the reconciliations provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “ or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2017 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in millions, except per share amounts)	2016	2015	change		2016	2015	change

Revenue	$212.2	$201.6	5.3%		$798.6	$788.8	1.2%
Operating expense:
Cost of revenue	88.0	84.9	3.5%		344.3	330.1	4.3%
Sales and marketing	26.5	22.8	16.5%		97.6	96.6	1.0%
General and administrative	29.1	27.2	7.3%		105.2	107.1	(1.7%	)
Depreciation and amortization	18.7	16.6	13.2%		70.7	64.4	9.9%
Total operating expense	162.3	151.5	7.2%		617.8	598.2	3.3%
Operating income	49.9	50.1	(0.5%	)	180.8	190.6	(5.2%	)
Operating margin	23.5%	24.9%	(1.4)pp		22.6%	24.2%	(1.6)pp

Non-operating income:
Interest income, net	—	0.8	NMF		0.3	1.3	(77.6%	)
Holding gain upon acquisition of additional ownership of equity method investments	37.1	—	NMF		37.1	—	NMF
Other income, net	1.4	0.6	140.3%		6.7	1.8	274.2%
Non-operating income, net	38.5	1.4	NMF		44.1	3.1	NMF

Income before income taxes and equity in net income (loss) of unconsolidated entities	88.4	51.5	71.8%		224.9	193.7	16.1%
Equity in net income (loss) of unconsolidated entities	(0.9)	0.3	(416.4%	)	(0.2)	1.8	(112.3%	)
Income tax expense	17.2	14.5	18.9%		63.7	62.7	1.7%
Consolidated net income	70.3	37.3	88.5%		161.0	132.8	21.2%
Net income attributable to noncontrolling interest	—	—	—		—	(0.2)	NMF
Net income attributable to Morningstar, Inc.	$70.3	$37.3	88.5%		$161.0	$132.6	21.4%

Net income per share attributable to Morningstar, Inc.:
Basic	$1.63	$0.85	91.8%		$3.74	$3.00	24.7%
Diluted	$1.63	$0.85	91.8%		$3.72	$3.00	24.0%
Weighted average shares outstanding:
Basic	43.0	43.8	(1.8%	)	43.0	44.2	(2.7%	)
Diluted	43.2	43.9	(1.6%	)	43.3	44.3	(2.3%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
(in millions)	2016	2015	2016	2015

Operating activities
Consolidated net income	$70.3	$37.3	$161.0	$132.8
Adjustments to reconcile consolidated net income to net cash flows from operating activities	(7.0)	25.1	47.5	82.3
Changes in operating assets and liabilities, net	7.2	(9.5)	5.2	26.4
Cash provided by operating activities	70.5	52.9	213.7	241.5
Investing activities
Capital expenditures	(15.3)	(17.4)	(62.8)	(57.3)
Acquisitions, net of cash acquired	(175.8)	(7.7)	(191.6)	(11.1)
Purchases of equity- and cost-method investments	(0.1)	—	(16.5)	(6.2)
Other, net	(0.5)	(1.1)	(3.3)	(4.9)
Cash used for investing activities	(191.7)	(26.2)	(274.2)	(79.5)
Financing activities
Common shares repurchased	(10.0)	(66.9)	(48.8)	(97.0)
Dividends paid	(9.4)	(8.4)	(37.9)	(33.7)
Proceeds from short-term debt	—	35.0	40.0	50.0
Repayments of short-term debt	—	—	(15.0)	(45.0)
Proceeds from long-term debt	190.0	—	190.0	—
Other, net	(0.6)	(0.7)	(4.6)	(1.8)
Cash provided by (used for) financing activities	170.0	(41.0)	123.7	(127.5)
Effect of exchange rate changes on cash and cash equivalents	(9.1)	(2.3)	(11.2)	(12.6)
Net increase (decrease) in cash and cash equivalents	39.7	(16.6)	52.0	21.9
Cash and cash equivalents—Beginning of period	219.4	223.7	207.1	185.2
Cash and cash equivalents—End of period	$259.1	$207.1	$259.1	$207.1

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
(in millions)	2016	2015

Assets
Current assets:
Cash and cash equivalents	$259.1	$207.1
Investments	44.9	41.5
Accounts receivable, net	145.8	139.3
Other	22.2	22.0
Total current assets	472.0	409.9

Property, equipment, and capitalized software, net	152.1	134.5
Investments in unconsolidated entities	40.3	35.6
Goodwill	556.8	364.2
Intangible assets, net	120.9	74.2
Other assets	8.8	10.6
Total assets	$1,350.9	$1,029.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$44.6	$39.2
Accrued compensation	71.7	80.9
Deferred revenue	165.4	140.7
Short-term debt	—	35.0
Other	13.2	8.6
Total current liabilities	294.9	304.4

Accrued compensation	10.3	8.9
Deferred tax liability, net	38.2	19.8
Long-term debt	250.0	—
Other long-term liabilities	60.7	55.3
Total liabilities	654.1	388.4
Total equity	696.8	640.6
Total liabilities and equity	$1,350.9	$1,029.0

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of December 31
	2016		2015		change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	118,339		120,557		(1.8%	)
Morningstar.com registered users (U.S.)	8,892,203		8,529,792		4.2%
Advisor Workstation clients (U.S.)	175		189		(7.4%	)
Morningstar Office licenses (U.S.)	4,286		4,342		(1.3%	)
Morningstar Direct licenses	12,492		11,428		9.3%
Assets under management and advisement (approximate)
Workplace Solutions (Retirement)
Managed Retirement Accounts	$46.9 bil		$40.3 bil		16.4%
Plan Sponsor Advice	34.3 bil		30.7 bil		11.7%
Custom Models	23.2 bil		18.7 bil		24.1%
Workplace Solutions (total)	$104.4 bil		$89.7 bil		16.4%
Morningstar Investment Management
Morningstar Managed Portfolios	$29.8 bil		$25.8 bil	(1)	15.5%
Institutional Asset Management	58.0 bil		59.4 bil	(2)	(2.4%	)
Asset Allocation Services	7.2 bil		7.6 bil	(2)	(5.3%	)
Manager Selection Services	1.2 bil		2.1 bil	(2)	(42.9%	)
Morningstar Investment Management (total)	$96.2 bil		$94.9 bil		1.4%

Our employees (approximate)
Worldwide headcount	4,595	(3)	3,930		16.9%

	Three months ended December 31						Year ended December 31
(in millions)	2016		2015		change		2016	2015		change
Key product revenue (4)
Morningstar Data	$39.3		$38.5		2.1%		$152.1	$144.5		5.3%
Morningstar Direct	28.4		26.7		6.1%		110.5	101.7		8.7%
Morningstar Investment Management	24.7		23.9		3.1%		98.4	98.8		(0.4%	)
Morningstar Advisor Workstation	20.4		20.8	(5)	(1.9%	)	82.4	81.4	(5)	1.2%
Workplace Solutions	20.7		18.3		12.9%		71.3	66.6		7.0%

Revenue by Type (4)
License-based (6)	$149.9		$144.3		3.8%		$573.4	$552.3		3.8%
Asset-based (7)	44.4		39.6		12.2%		169.8	163.6		3.8%
Transaction-based (8)	17.9		17.7		1.4%		55.4	72.9		(24.1%	)

Other metrics
Average assets under management and advisement	$200.9 bil		$181.0 bil		11.0%		$192.6 bil	$179.7 bil		7.2%
Number of commercial mortgage-backed securities (CMBS) new-issue ratings completed	14		11		27.3%		27	56		(51.8%	)
Asset value of CMBS new-issue ratings	$9.3 bil		$8.5 bil		9.4%		$17.9 bil	$46.4 bil		(61.4%	)

(1) We revised the asset totals for Morningstar Managed Portfolios to include third-party platform assets, which were previously not included in the total.

(2) Revised to include assets from Ibbotson Associates Japan K.K.

(3) Includes approximately 330 employees who joined Morningstar as a result of the PitchBook acquisition in December 2016.

(4) Key product revenue and revenue by type includes the effect of foreign currency translations.

(5) Revised to exclude Morningstar Office.

(6) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Morningstar Enterprise Components, Morningstar Research, and other similar products.

(7) Asset-based revenue includes Morningstar Investment Management, Workplace Solutions, and Morningstar Indexes.

(8) Transaction-based revenue includes Morningstar Credit Ratings, Internet advertising sales, and Conferences.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Management uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31				Year ended December 31
(in millions)	2016	2015	change		2016	2015	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$212.2	$201.6	5.3%		$798.6	$788.8	1.2%
Less: divestitures	—	—	—		—	—	—
Less: acquisitions	(4.5)	—	NMF		(5.5)	—	NMF
Unfavorable effect of foreign currency translations	3.2	—	NMF		9.5	—	NMF
Revenue excluding acquisitions, divestitures, and the effect of foreign currency translations	$210.9	$201.6	4.6%		$802.6	$788.8	1.7%

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$70.5	$52.9	33.3%		$213.7	$241.5	(11.5%	)
Capital expenditures	(15.3)	(17.4)	(12.1%	)	(62.8)	(57.3)	9.6%
Free cash flow	$55.2	$35.5	55.5%		$150.9	$184.2	(18.1%	)